[LOGO]  THE ASSOCIATES




                         Media: (972) 652-4522
                         Securities analysts: (972) 652-7294
                         investor_relations@afcc.com
                         Shareholders: 1-888-NYSE-AFS


                 THE ASSOCIATES 2Q98 EARNINGS:
                RECORDS FOR QUARTER, FIRST HALF

DALLAS, July 14, 1998   Associates First Capital Corporation
(NYSE: AFS) today announced record second-quarter earnings of $292.9 million, which represents $0.84 per share (diluted), a 19% increase over the same period a year ago. For the first six months of 1998, The Associates had record earnings of $573.9 million, or $1.65 per share (diluted), a 19% improvement over the first half of 1997.

"These record earnings resulted from our ongoing focus on certain basics, such as knowing our markets and customers, providing value-added service and constantly measuring our performance," said Keith W. Hughes, chairman and chief executive officer of The Associates. "Our success depends on the execution of these fundamentals, which was reflected in the performances of each of our core businesses during the quarter."

At June 30, 1998, total managed receivables were $64.3 billion, which was 19% greater than the prior year.

"In the second quarter, we added quality growth in every operating area. We balanced our strong internal growth with strategic acquisitions that will be accretive in the first year and become a platform for future growth," Mr. Hughes added. "The company's year-to-date accomplishments reflect our firm commitment to consistent and reliable results".

During the quarter, International Operations closed the previously announced acquisition of DIC Finance in Japan, a strong consumer lending franchise with significant brand identity and branch presence throughout the country. The acquisition brings the company's total Japanese presence to more than 600 locations with over 3,000 employees and approximately $4 billion in net finance receivables. The company's other international markets also showed good growth.

U.S. Consumer Operations reported strong gains in the real estate loan portfolio, with each of our distribution channels contributing to growth. Among the highlights was success in the newly opened Texas home equity market. The company made more than 5,700 new home equity loans in Texas during the second quarter, and a total of more than 12,000 for the year to date.

U.S. Commercial Operations reported strong internal growth, led by the transportation and manufactured housing finance units. Transportation benefited from continued growth in its core businesses, supported by strong sales during the quarter of heavy-duty trucks and truck trailers. In addition to contributing solid results, the manufactured housing unit invested in infrastructure enhancements and the establishment of several new strategic retail relationships during the quarter.

The Credit Card Operation announced an agreement to acquire the assets of SPS Transaction Services, a leading provider of private-label credit cards with $2.3 billion in receivables. The acquisition should be completed later this year. Also during the quarter, as part of a previously announced plan to diversify funding sources and improve liquidity, the company sold $2 billion of credit card receivables in a private securitization transaction.

Associates First Capital Corporation is a leading diversified finance company providing consumer and commercial finance, leasing and related services worldwide. Headquartered in Dallas, it is one of the nation's 100 largest companies, based on total market capitalization.

This news release contains certain forward-looking statements, including expectations relating to receivables growth and earnings. The factors, which may cause future results to differ materially from expectations, are discussed in the form 10-K for the year ended December 31,1997, filed with the Securities and Exchange Commission.

            THE ASSOCIATES

FINANCIAL HIGHLIGHTS

                                    Three Months Ended or at
($ millions - except earnings per
   share)                           6/30/98          6/30/97      %Change
                                    -------          -------
Net earnings
     Amount                  $       292.9  $          245.0       20
     Return on average equity        17.82 %           17.22 %
     Return on average
      adjusted equity                20.16             20.53
     Return on average assets         1.94              1.89
     Return on average managed
      assets                          1.77              1.80
Net earnings per diluted
 share                       $        0.84  $           0.71       19

Managed receivables
Total managed assets

Key Data (Managed)
Total revenue                $     2,432.2  $        2,095.8       16
Net interest margin
 (% avg. mgd recs.)                   8.92 %            9.19 %
Efficiency ratio                      43.4              42.7
Credit quality
     60+days contractual
      delinquency                     2.29 %            2.17 %
     Credit loss ratio (% avg.
      mgd. recs.)                     2.37              2.37

Balance Sheet Information
Stockholders' equity
Allowance for losses         $     1,848.7  $        1,849.5
    % of net receivables              3.32 %            3.58 %
    Multiple to net losses <F1>       1.51 x            1.70 x

<F1> The current year quarter reflects a multiple of
         annualized current quarter losses. The prior year quarter reflects a multiple of trailing 4 quarter losses.







                                   Six Months Ended or at
($ millions - except earnings per
   share)                          6/30/98          6/30/97      % Change
                                   -------          -------
Net earnings
     Amount                  $       573.9  $          482.8       19
     Return on average equity        17.72 %           17.28 %
     Return on average adjusted
      equity                         20.18             20.73
     Return on average assets         1.93              1.91
     Return on average managed
      assets                          1.79              1.82
Net earnings per diluted
 share                       $        1.65  $           1.39       19

Managed receivables          $    64,311.8  $       54,083.9       19
Total managed assets         $    68,132.1  $       55,507.9       23

Key Data (Managed)
Total revenue                $     4,720.5  $        4,062.0       16
Net interest margin (% avg.
 mgd recs.)                           8.87 %            9.14 %
Efficiency ratio                      43.3              42.5
Credit quality
     60+days contractual
      delinquency                     2.29 %            2.17 %
     Credit loss ratio
      (% avg. mgd. recs.)             2.34              2.29

Balance Sheet Information
Stockholders' equity         $     6,680.0  $        5,821.0       15
Allowance for losses         $     1,848.7  $        1,849.5
    % of net receivables              3.32 %            3.58 %

/TABLE

            THE ASSOCIATES


     QUARTERLY FINANCIAL SUPPLEMENT

Pro Forma Managed Basis Financial Information and Key Data

                                   Three Months Ended or at      Change from Prior Year
($ millions)                               6/30/98    3/31/98     6/30/97        Amount      Percent
Revenue
     Finance charges                     $ 2,257.7 $   2,123.0 $   1,938.3   $      319.4       16.5 %
     Insurance premiums                      104.1       112.4       105.3           (1.2)      (1.1)
     Investment and other income              70.4        52.9        52.2           18.2       34.9
                                           2,432.2     2,288.3     2,095.8          336.4       16.1

Expenses
     Interest expense                        855.4       806.6       721.5          133.9       18.6
     Operating expenses                      671.4       620.0       571.6           99.8       17.5
     Provision for losses                    410.0       372.9       377.0           33.0        8.8
     Insurance benefits paid or provided      30.5        42.8        36.7           (6.2)     (16.9)
                                           1,967.3     1,842.3     1,706.8          260.5       15.3
Earnings before provision for income taxes   464.9       446.0       389.0           75.9       19.5
Provision for income taxes                   172.0       165.0       144.0           28.0       19.4
Net earnings                             $   292.9 $     281.0 $     245.0   $       47.9       19.6 %
Net earnings per diluted share (whole $) $    0.84 $      0.81 $      0.71   $       0.13       19.2 %
Equivalent shares for diluted EPS
 calculation (000's)                       348,590     348,765     347,537          1,053        0.3

Key Data ($ in millions)
Net interest margin   (% avg. mgd. recs.)     8.92 %      8.83 %      9.19 %
Efficiency ratio  (managed)                   43.4        43.1        42.7
Net credit losses (as a % of avg. mgd. rec)   2.37        2.31        2.37
Delinquency ratio (% of mgd. gross recs.)     2.29        2.18        2.17

Managed Receivables
     End of period                       $64,311.8 $  61,048.8 $  54,083.9   $   10,227.9       18.9 %
     Average                              62,890.0    59,614.0    52,948.8        9,941.2       18.8
Managed Assets
     End of period                        68,132.1    63,564.0    55,507.9       12,624.2       22.7
     Average                              66,245.3    61,801.4    54,507.6       11,737.7       21.5

            THE ASSOCIATES


     QUARTERLY FINANCIAL SUPPLEMENT


Managed Receivables ($ millions)

Outstanding at End of Period (1)           6/30/98    3/31/98     6/30/97
     Home equity                        $ 21,050.9 $  19,976.3 $  17,547.2
     Personal loans / retail sales
      finance                             10,365.1     9,224.5     8,385.4
     Credit card                           7,887.8     7,890.3     8,240.4
     Manufactured housing                  4,423.9     3,972.4     2,960.9

     Truck and truck trailer              10,312.3    10,043.5     8,970.6
     Equipment                             5,790.9     5,632.7     4,887.4
     Recreational vehicles                 1,881.8     1,790.0     1,488.3
     Fleet leasing                         1,602.8     1,577.0     1,160.2
     Warehouse and other                     996.3       942.1       443.5
        Total                           $ 64,311.8 $  61,048.8 $  54,083.9



Average Outstanding <F1>                   6/30/98    3/31/98     6/30/97

     Home equity                        $ 20,480.9 $  19,412.3 $  17,198.0
     Personal loans / retail sales
      finance                             10,067.5     8,883.9     7,943.7
     Credit card                           7,882.9     8,083.4     8,383.5
     Manufactured housing                  4,197.9     3,736.2     2,833.6
                                                                         -
     Truck and truck trailer              10,160.3     9,843.2     8,821.0
     Equipment                             5,701.8     5,504.9     4,770.8
     Recreational vehicles                 1,841.7     1,729.7     1,456.7
     Fleet leasing                         1,593.4     1,560.6     1,139.6
     Warehouse and other                     963.6       859.8       401.9
        Total                           $ 62,890.0 $  59,614.0 $  52,948.8

<F1>  Includes servicing portfolio and receivables held for sale.

/TABLE

                                         Change from Prior Year
Outstanding at End of Period <F1>           Amount     Percent
     Home equity                        $  3,503.7        20.0 %
     Personal loans / retail sales
      finance                              1,979.7        23.6
     Credit card                            (352.6)       (4.3)
     Manufactured housing                  1,463.0        49.4

     Truck and truck trailer               1,341.7        15.0
     Equipment                               903.5        18.5
     Recreational vehicles                   393.5        26.4
     Fleet leasing                           442.6        38.1
     Warehouse and other                     552.8       124.6
        Total                           $ 10,227.9        18.9 %


                                         Change from Prior Year
Average Outstanding <F1>                   Amount     Percent

     Home equity                        $  3,282.9        19.1 %
     Personal loans / retail sales
      finance                              2,123.8        26.7
     Credit card                            (500.6)       (6.0)
     Manufactured housing                  1,364.3        48.1

     Truck and truck trailer               1,339.3        15.2
     Equipment                               931.0        19.5
     Recreational vehicles                   385.0        26.4
     Fleet leasing                           453.8        39.8
     Warehouse and other                     561.7       139.8
        Total                           $  9,941.2        18.8 %

<F1>  Includes servicing portfolio and receivables held for sale.

/TABLE

            THE ASSOCIATES


QUARTERLY FINANCIAL SUPPLEMENT

Credit Quality
60+Days Contractual Delinquency               Three Months Ended or at
 (as a % of Mgd. Gross Receivables)         6/30/98    3/31/98     6/30/97

     Home equity                              2.40 %      2.23 %      2.12 %
     Personal loans / retail sales finance    3.62        3.53        3.34
     Credit card                              4.09        3.96        3.81
     Manufactured housing                     1.36        1.26        1.01
     Truck and truck trailer                  1.44        1.34        1.53
     Equipment                                0.97        1.12        0.94
     Recreational vehicles                    0.07        0.05        0.07
     Fleet leasing                            0.74        0.43        0.64
              Total (managed)                 2.29 %      2.18 %      2.17 %


Net Credit Losses (as a % of Avg. Mgd. Receivables)

     Home equity                              1.07 %      1.03 %      1.05 %
     Personal loans / retail sales finance    5.65        5.71        5.29
     Credit card                              7.63        7.07        7.27
     Manufactured housing                     0.84        0.94        0.71
     Truck and truck trailer                  0.45        0.52        0.30
     Equipment                                0.25        0.11        0.36
     Recreational vehicles                    0.28        0.27        0.22
     Fleet leasing                            0.08        0.08        0.18
              Total (managed)                 2.37 %      2.31 %      2.37 %

Loss Coverage (on-balance sheeet)
     Allowance for losses               $  1,848.7   $ 2,014.9  $  1,849.5
         % of net finance receivables         3.32 %      3.50 %      3.58 %
         Multiple to net losses <F1>          1.51 x      1.56 x      1.70 x

   <F1> The current year quarter reflects a multiple of
         annualized current quarter losses. The prior quarter and prior year quarter reflect a multiple of trailing 4 quarter losses.

/TABLE

            THE ASSOCIATES

     QUARTERLY FINANCIAL SUPPLEMENT


Income Statement and Balance Sheet Items

                                               Three Months Ended or at
Income Statement ($ millions)              6/30/98    3/31/98     6/30/97
Revenue
     Finance charges                    $  1,881.8 $   2,045.0 $   1,872.4
     Insurance premiums                      104.1       112.4       105.3
     Investment and other income             309.2        73.7        71.8
                                           2,295.1     2,231.1     2,049.5

Expenses
     Interest expense                        785.5       757.3       679.6
     Operating expenses                      671.4       620.0       571.6
     Provision for losses                    342.8       365.0       372.6
     Insurance benefits paid or provided      30.5        42.8        36.7
                                           1,830.2     1,785.1     1,660.5
Earnings before taxes                        464.9       446.0       389.0
Provision for income taxes                   172.0       165.0       144.0
Net earnings                            $    292.9 $     281.0 $     245.0
Net earnings per diluted share
 (whole $)                              $     0.84 $      0.81 $      0.71
Equivalent shares for diluted EPS
 calculation (000's)                       348,590     348,765     347,537

Balance Sheet Items ($ in millions)
Net Receivables
    End of period
       Home equity                      $ 20,850.3 $  19,755.0 $  17,547.2
       Personal loans / retail sales
        finance                           10,365.2     9,224.5     8,385.4
       Credit card                         2,632.5     7,787.7     8,240.4
       Manufactured housing                2,714.8     2,185.0     1,373.8

       Truck and truck trailer            10,312.3    10,043.5     8,970.6
       Equipment                           5,790.9     5,632.7     4,887.4
       Recreational vehicles                 430.7       483.8       608.7
       Fleet leasing                       1,602.8     1,577.0     1,160.2
       Warehouse and other                   996.3       942.1       443.5
          Total                         $ 55,695.8 $  57,631.3 $  51,617.2
    Average                             $ 54,177.1 $  56,307.3 $  50,416.7

Total Assets
     End of period                      $ 63,410.1 $  60,568.0 $  53,041.2
     Average                              60,531.3    58,835.4    51,963.6
Debt                                      54,605.3    51,994.8    45,579.4
Stockholders' Equity
     End of period                      $  6,680.0 $   6,503.4 $   5,821.0
     Per share (whole $)                     19.29       18.77       16.80
     Average                               6,576.9     6,381.6     5,690.0
     Debt-to-equity                           8.17 x      7.99 x      7.82 x
     Debt-to-adjusted equity                  9.06        8.95        9.10

Income Statement and Balance Sheet Items (continued)

                                         Change from Prior Year
Income Statement ($ millions)              Amount     Percent
Revenue
     Finance charges                    $      9.4         0.5 %
     Insurance premiums                       (1.2)       (1.1)
     Investment and other income             237.4       330.7
                                        ----------
                                             245.6        12.0
Expenses
     Interest expense                        105.9        15.6
     Operating expenses                       99.8        17.5
     Provision for losses                    (29.8)       (8.0)
     Insurance benefits paid or provided      (6.2)      (16.9)
                                        ----------
                                             169.7        10.2

Earnings before taxes                         75.9        19.5
Provision for income taxes                    28.0        19.4
                                        ----------
Net earnings                            $     47.9        19.6 %
Net earnings per diluted share
 (whole $)                              $     0.13        19.2 %
Equivalent shares for diluted EPS
 calculation (000's)                         1,053         0.3

Balance Sheet Items ($ in millions)
Net Receivables
    End of period
       Home equity                      $  3,303.1        18.8 %
       Personal loans / retail sales
        finance                            1,979.8        23.6
       Credit card                        (5,607.9)      (68.1)
       Manufactured housing                1,341.0        97.6

       Truck and truck trailer             1,341.7        15.0
       Equipment                             903.5        18.5
       Recreational vehicles                (178.0)      (29.2)
       Fleet leasing                         442.6        38.1
       Warehouse and other                   552.8       124.6
          Total                         $  4,078.6         7.9 %
    Average                             $  3,760.4         7.5 %
Total Assets
     End of period                      $ 10,368.9        19.5 %
     Average                               8,567.7        16.5
Debt                                       9,025.9        19.8